Exhibit 10.1

CONTRIBUTION AND SUBSCRIPTION AGREEMENT

This CONTRIBUTION AND SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of December 21, 2012 (the “Effective Date”) by and among RiceBran Technologies (f/k/a NutraCea), a California corporation (“RBT”), and AF Bran Holdings-NL LLC (“AFBH-NL”) and AF Bran Holdings LLC (“AFBH”), in each case, a Delaware limited liability company (AFBH-NL and AFBH being referred to collectively as “AF”, and together with RBT, each an “Investor”) and Nutra SA, LLC, a Delaware limited liability company (the “Company”). Certain capitalized terms used herein shall have the meanings provided for in Section 4 and any terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the LLC Agreement.

WHEREAS, the parties hereto desire to enter into this Agreement in order to provide for the contribution to the company of cash and other property in exchange for the issuance by the Company to the Investors of certain Units of the Company pursuant to the terms provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Effective Date Contribution and Purchase.

(a)            Contribution for Units. On the Effective Date, RBT shall contribute, transfer and assign to the Company, and the Company shall accept, five extruders each in compliance with the specifications attached as Annex A hereto (the “Extruders”) having an aggregate value of $1,250,000 (collectively, the “Contributed Property”) in exchange for an aggregate of 625,000 Units at a price of $2.00 per Unit, such Contributed Property to be (i) delivered by RBT to the Company or one of its Subsidiaries in full working (turnkey) condition (free and clear of any encumbrances) within 90 days of AF or Irgovel delivering a written request therefor (it being understood that no such request shall be delivered prior to March 1, 2013) and (ii) installed by RBT, at the location in Brazil determined by AF, in its sole discretion, and fully operational within 60 days following such delivery pursuant to clause (i) above, in each case at no cost or expense to the Company or any of its Subsidiaries (including costs and expenses related to taxes and import duties). The Units received pursuant to this Section 1(a) are sometimes referred to herein as the Investor’s “Contributed Property Units”.

(b)            Purchase and Sale of Units. On the Effective Date, (i) AFBH shall purchase from the Company, and the Company shall sell to AFBH, 658,014.5 Units at a cash purchase price of $2.00 per Unit, (ii) AFBH-NL shall purchase from the Company, and the Company shall sell to AFBH-NL, 91,985.5 Units at a cash purchase price of $2.00 per Unit and (iii) RBT shall purchase from the Company, and the Company shall sell to RBT, 125,000 Units for a purchase price of $2.00 per Unit (“Management Fee Units”). The purchase price shall be paid by cancelling $250,000 of the payments owed by the Company to RBT and/or the applicable RBT designee through and including amounts that would be due as of December 31, 2012, pursuant to (i) first, Section 6.14 of the LLC Agreement and (ii) then, Section 6.2.7. of the LLC Agreement (the “RBT Fee Amount”).

(c)            AF Expenses. Concurrently with AF’s purchase of Units pursuant to clauses (i) and (ii) of Section 1(b), the Company shall pay all of the payments, including past due amounts, due to AF through and including amounts that would be due as of December 31, 2012, pursuant to (i) Section 6.14 of the LLC Agreement and (ii) Section 6.2.7. of the LLC Agreement, which amounts the parties hereto agree equal $289,715.00.

2.             RBT Subsequent Purchase.

(a)            RBT Subsequent Purchase. RBT shall use commercially reasonable efforts to purchase from the Company in cash on or prior to January 31, 2013, and, in the event RBT is able make such aggregate purchase prior to such time, the Company shall sell to RBT, an additional 750,000 Units at a cash purchase price of $2.00 per Unit.

(b)            RBT Redemption Right. In the event that RBT makes a cash Capital Contribution on or prior to January 31, 2013 pursuant to and in accordance with Section 2(a), (i) the Company shall cause the Contributed Property to be transferred and assigned to RBT, free and clear of any encumbrances, in exchange for the redemption and cancellation of the Contributed Property Units and (ii) the Company shall reinstate the RBT Fee Amount as an obligation of the Company and its Subsidiaries to RBT in exchange for the redemption and cancellation of the Management Fee Units (which shall be cancelled and extinguished) (it being understood that the payment by the Company of the RBT Fee Amount to RBT, or its designee, shall be subject to Section 6.14 of the LLC Agreement).

(c)            Company Extruder Purchase Right. In the event that the Contributed Property is transferred and assigned to RBT pursuant to and in accordance with Section 2(b), upon written request therefor delivered by AF to the Company and RBT during the two year period beginning on July 1, 2013, RBT shall sell up to five (5) Extruders for a purchase price of $250,000 per Extruder, which purchase price shall be payable upon the delivery to the Company and/or one of its Subsidiaries, CIF (UCC) the port of Rio Grande, Brazil, of such extruders in, subject to proper installation and power supply, full working (turnkey) condition (free and clear of any encumbrances) by the Company and/or its Subsidiaries in cash or in Units (valued at $2.00 per Unit), at the sole option of AF; provided that if any such Extruder is not (x) delivered in compliance with this Section 2(c) or, (y) subject to proper installation and power supply, operating in compliance with the specifications attached hereto as Annex A, then AF may elect (in its sole option) in a written notice to RBT to cause RBT to take possession of such Extruders at the port of Rio Grande do Sul, Brazil, and either, (i) if Irgovel or the Company had paid cash for such Extruders, cause RBT to refund the cash consideration with respect to such Extruder or, (ii) if the Company had issued Units in exchange for such Extruders, cancel and extinguish 125,000 Units with respect to each such returned Extruder. The parties hereto understand and agree that RBT shall not be responsible for any taxes or fees imposed because of the importation of the Extruders into Brazil pursuant to this Section 2(c).

3.             AF Subsequent Purchases. From and after the date hereof, AF shall have the right, but not the obligation, to purchase from the Company, and, upon receipt of any written request therefor by AF, the Company shall sell to AF, up to an additional 750,000 Units in the aggregate at a cash purchase price of $2.00 per Unit, which purchase may be made in one or more installments at the sole option of AF. Notwithstanding the foregoing, with respect to any such purchases made by AF only during the 60-day period following the delivery of a Sale Notice under the LLC Agreement, unless Irgovel’s President provides notice that the Company and its Subsidiaries reasonably require a cash Capital Contribution in excess of $1,000,000 to meet their reasonably foreseeable cash payment obligations, such aggregate amount of Units required to be sold pursuant to the forgoing sentence shall be reduced to 500,000 Units. If immediately prior to the purchase of Units by AF pursuant to this Section 3 the Company and Irgovel together have sufficient cash (after deducting the amount of cash needed to pay their respective current liabilities, and other liabilities as and when due, determined in accordance with GAAP) to complete the Phase I Projects (as defined in the Purchase Agreement), then (except to the extent that any Member, other than AF, exercises preemptive rights pursuant to Article XV of the LLC Agreement, with respect to such Units purchased pursuant to this Section 3) any Units purchased by AF pursuant to this Section 3 shall have no voting rights, and for purposes of the LLC Agreement, such Units shall be deemed to not be outstanding for purposes of determining the “Majority in Interest of the Members” under the LLC Agreement or any other provision of the LLC Agreement in which the vote of the Company’s members may be impacted by such non-voting units being outstanding.

4.             Definitions. As used herein, the following terms shall have the following meanings:

“AF” has the meaning set forth in the Preamble.

“AFBH” has the meaning set forth in the Preamble.

“AFBH-NL” has the meaning set forth in the Preamble.

“Agreement” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Contributed Property” has the meaning set forth in Section 1(a).

“Contributed Property Units” has the meaning set forth in Section 1(a).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person (including any interest or right containing any profit participation features, stock appreciation rights or phantom stock or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Indemnification Payment” has the meaning set forth in Section 10(c).

“Indemnified Parties” has the meaning set forth in Section 10(a).

“Indemnifying Party” has the meaning set forth in Section 10(c).

“Indemnity Election Notice” has the meaning set forth in Section 10(c).

“Investor” has the meaning set forth in the Preamble.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company by and among the Investors and the parties signatory thereto dated as of the date hereof, as amended from time to time.

“Management Fee Units” has the meaning set forth in Section 1(b).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government entity or any department, agency or political subdivision thereof.

“RBT” has the meaning set forth in the Preamble.

“RBT Fee Amount” has the meaning set forth in Section 1(b).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

5.             Tax Reporting. The parties hereto intend that the contribution and exchange of Contributed Property for Contributed Property Units described in Section 1(a) and the contribution and exchange of cash for Units described in Section 1(b) be treated as a tax-free contribution to the Company under Section 721 of the Internal Revenue Code of 1986, as amended, and the parties hereto agree to file all applicable tax returns consistent with such treatment.

6.             Limitations on Transfer of Units of the Company. Each Investor acknowledges that the transfer of the Units is subject to the provisions of the LLC Agreement and the Related Documents.

7.             Representations and Warranties by AF. AF hereby represents and warrants to the Company and RBT that:

(a)            AF is an “accredited investor,” as defined under Rule 501 promulgated under the Securities Act;

(b)            AF has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Units and AF is able to bear the economic risk of its investment in the Units for an indefinite period of time because the Units are subject to the transfer restrictions contained in the LLC Agreement and the Related Documents, and have not been registered under the Securities Act or the securities laws of any state or other jurisdiction;

(c)            AF has had an opportunity to ask questions and receive answers concerning the terms and conditions of the purchase of the Units, and has had full access to such other information concerning the Company as AF has requested;

(d)            this Agreement constitutes the legal, valid and binding obligation of AF, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by AF does not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Investor is a party or any judgment, order or decree to which AF is subject; and

(e)            AF acknowledges that the Company will rely upon the accuracy and truth of the foregoing representations of this Section 7 and hereby consents to such reliance.

8.             Representations and Warranties by RBT. RBT hereby represents and warrants to the Company and AF that:

(a)            Immediately prior to the delivery of the Contributed Property as provided in Section 1(a), RBT shall have held good and marketable title to the Contributed Property, free and clear of any encumbrances, and the Contributed Property is, and when delivered to the Company will be, in good operating condition, compliant with the specifications set forth on Annex A and in good repair (normal wear and tear excepted) and, pursuant to Section 1(a), the Contributed Property will be transferred and assigned to the Company free and clear of any encumbrances;

(b)            RBT is an “accredited investor,” as defined under Rule 501 promulgated under the Securities Act;

(c)            RBT has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Units and RBT is able to bear the economic risk of its investment in the Units for an indefinite period of time because the Units are subject to the transfer restrictions contained in the LLC Agreement and the Related Documents, and have not been registered under the Securities Act or the securities laws of any state or other jurisdiction;

(d)            RBT has had an opportunity to ask questions and receive answers concerning the terms and conditions of the purchase of the Units, and has had full access to such other information concerning the Company as RBT has requested;

(e)            this Agreement constitutes the legal, valid and binding obligation of RBT, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by RBT does not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Investor is a party or any judgment, order or decree to which RBT is subject; and

(f)            RBT acknowledges that the Company will rely upon the accuracy and truth of the foregoing representations of this Section 8 and hereby consents to such reliance.

9.             Representations and Warranties by the Company. The Company hereby represents and warrants to the Investors that:

(a)            the Company is validly organized, existing and in good standing under the laws of Delaware, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the Company, and has full power and authority to enter into and perform its obligations under or with respect to this Agreement, to issue the Units to the Investor in accordance with the terms hereof;

(b)            the execution, delivery and performance by the Company of this Agreement and the issuance of the Units in accordance with the terms hereof, are within its organizational powers and have been duly authorized by all necessary organizational action on the part of the Company;

(c)            this Agreement has been duly executed and delivered by the Company and this Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity (whether considered in a proceeding at law or equity));

(d)            the Units issued pursuant to this Agreement will be duly authorized, validly issued and non-assessable;

(e)            immediately after the Effective Time, the Company does not have any outstanding Equity Interests other than as set forth on Exhibit A to the LLC Agreement as of the date hereof and, other than as set forth herein, in the LLC Agreement or the Related Documents, there are no outstanding obligations of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests or voting trusts, proxies or other agreements among holders of the Company’s Equity Interests with respect to the voting or transfer of any of its Equity Interests other than the LLC Agreement and the Related Documents; and

(f)            the proceeds contributed to the Company pursuant to Section 1(b) will be used solely to fund the completion of the Phase I Projects, pay the ongoing operating and administrative expenses of the Company and its Subsidiaries, repay certain indebtedness and fees of the Company and its Subsidiaries (including the Investor Fee (as defined in the Purchase Agreement)).

10.           Recourse.

(a)            General. Each party and its affiliates and their respective shareholders, partners, members, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Indemnified Parties”), shall be indemnified and held harmless by the applicable party, severally and not jointly, from and against any and all losses arising out of or resulting from:

(i)	any breach by such other party of any representation or warranty made by such other party in this Agreement; and

(ii)	the failure by such other party to perform any covenant, agreement or obligation of such other party set forth in this Agreement.

(b)            RBT Contribution. RBT agrees to indemnify and hold harmless each of AF and its affiliates and their respective shareholders, partners, members, officers, directors, employees, agents, representatives, successors and permitted assigns and the Company and its Subsidiaries with respect to any costs or expenses of any nature whatsoever incurred by such Indemnified Party as a result of RBT’s breach of any provision contained herein relating to the contribution of the Extruders, their delivery in Brazil, the distribution of any such Extruders and their return delivery to RBT and the payment or reinstatement of the RBT Fee Amount. Such indemnification shall not be a Capital Contribution or result in any additional Units being issued to RBT.

(c)            Mechanics. Any payment to be made to any Indemnified Party pursuant to this Section 10 shall be effected by wire transfer of immediately available funds from the applicable indemnifying party (the “Indemnifying Party”) to an account designated by such Indemnified Party within ten business days after the amount due is fully and finally determined by a court of competent jurisdiction or by agreement between the parties (such payment as so determined, an “Indemnification Payment”); provided that if such indemnification arises out of or results from the failure of RBT to meet its representations, warranties and agreements with respect to the Contributed Property (including the delivery and installment thereof) and the Contributed Property is not transferred and assigned to RBT pursuant to Section 2(b), AF may instead elect (in its sole option) in a written notice to RBT (the “Indemnity Election Notice”) to either (i) if the breach relates to an Extruder that constitutes Contributed Property, cause RBT to take possession of such Extruder at any facility of the Company or one of its Subsidiaries, at the sole discretion of AF, and cancel and extinguish 125,000 Contributed Property Units with respect to such returned Extruder or (ii) offset the Indemnification Payment by cancelling and extinguishing Units then held by RBT with an aggregate value equal to the amount of such losses assuming a value of $2.00 per Unit.

11.           Further Assurances. From time to time following the date hereof, the parties hereto shall execute and deliver such other instruments of assignment, transfer and delivery and shall take such other actions as any other party hereto reasonably may request in order to consummate, complete and carry out the transactions contemplated by this Agreement, the LLC Agreement and the Related Documents.

12.           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided that nothing in this Section shall be construed to limit or waive the breach of any representation with respect to enforceability of this Agreement.

13.           Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof

14.           Counterparts; Facsimile Signatures. This Agreement may be executed in separate counterparts, each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement. Facsimile or electronically scanned counterpart signatures to this Agreement shall be acceptable and binding.

15.           Remedies Cumulative. No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity.

16.           Successors and Assigns. AF may transfer any and all rights, duties and obligations hereunder to any transferee of Units (or securities AF received in exchange therefor pursuant to a Conversion) held by AF that are transferred, in one transfer or a series of transfers, in accordance with the LLC Agreement so long as such transfer constitutes at least fifty percent (50%) of the Units or securities then held by AF. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

17.           Remedies. Each party’s obligations under this Agreement are unique. The parties each acknowledge that, if any party should default in performance of the duties and obligations imposed by this Agreement, it would be extremely impracticable to measure the resulting damages. Accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

18.           Notice. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third Business Day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth below the party’s signature to this Agreement or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee. If notice is delivered to the Company, one copy should be sent to the Manager of the Company and to Dale Belt, Fax: (602) 522-3011.

19.           Time. Time is of the essence of this Agreement. Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

20.           Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

21.           Governing Law; Venue. The laws of the State of Delaware, including, with limitation, the Act, shall govern the organization and internal affairs of the Company and the liability of the Members. Nevertheless, to the extent that reference need be made to the law of any state to enforce the decision made in any legal proceeding brought pursuant hereto, the internal laws of the State of New York (without reference to the rules regarding conflict or choice of laws of such State) shall be utilized for such purpose. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

22.           Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of all the parties hereto. Any amendment or waiver affected in accordance with this paragraph shall be binding upon each party at the time of such amendment or waiver. No waiver or failure to insist upon strict compliance with an obligation, covenant, agreement or condition hereunder shall operate as a waiver of, or estoppel with respect to, any other failure.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Contribution and Subscription Agreement as of the date first written above.

MEMBERS

RICEBRAN TECHNOLOGIES,
a California corporation

By:	/s/ W. John Short
W. John Short, Chief Executive Officer

Address:	6720 North Scottsdale Rd., Suite 390
Scottsdale, AZ 85253
Facsimile:	(480) 315-8275

AF

AF Bran Holdings-NL LLC,		AF Bran Holdings LLC,
a Delaware limited liability company		a Delaware limited liability company

By:	/s/	By:	/s/
	___________, Authorized Signatory		___________, Authorized Signatory
Title:		Title:

Address:		Address:
	250 Park Ave., Suite 2000		250 Park Ave., Suite 2000
	New York, NY 10177		New York, NY 10177
Facsimile:		Facsimile:

NUTRA SA, LLC
a Delaware limited liability company

By:	/s/ W. John Short
W. John Short, Manager
Title:

Address:	6720 North Scottsdale Rd., Suite 390
Scottsdale, AZ 85253
Facsimile:	(480) 315-8275

[SIGNATURE PAGE TO
CONTRIBUTION AND SUBSCRIPTION AGREEMENT]

NutraCea Confidential Information

ANNEX A TO THE CONTRIBUTION AND SUBSCRIPTION AGREEMENT

Extruder Specifications

Description:
Proprietary machine designed and assembled by RiceBran Technologies (“RBT”) from components made by contract manufacturers according to RBT specifications (“Extruder”). The Extruder’s intended operating purpose is to receive raw rice bran generated from the rice milling process and stabilize the raw rice bran to produce stabilized rice bran (“SRB”) by deactivating the lipase enzyme activity that naturally occurs in raw rice bran as a result of the milling process.

Cost:	US$250,000 per extruder

Extruder performance specifications:
- Processing output of a minimum of 2,000 pounds per hour
- Stabilized rice bran with FFAs of 4% or less if fresh raw rice bran is delivered for processing within 1 hour of milling and with less than 15% impurities.

SRB product output specification:
- Protein content minimum of 10%
- Fat content minimum of 15%
- Moisture content maximum of 3%